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                                                                    Exhibit 2.03


                            STOCK PURCHASE AGREEMENT


                          Dated as of February 23, 1998

                                     between




                                   PURCHASER:


                       Corporate Staffing Resources, Inc.



                                       AND



                                    SELLERS:


                                Richard Niermann

                                Mary Ann Niermann
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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT dated as of February ___, 1998 (this "Agreement"), is by and among Corporate Staffing Resources, Inc., a Delaware corporation (the "Purchaser") and Richard Niermann and Mary Ann Niermann (individually, a Seller and, collectively, the "Sellers").

                                    RECITALS

                  A. The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser all of the issued and outstanding capital stock of NPS Atlanta, Inc. and NPS Staffing Specialists, Inc, both Georgia corporations (individually, a "Subject Company," and collectively, the "Subject Companies") upon the terms and subject to the conditions contained herein (the "Acquisition.

                  B. In connection with the Acquisition, the parties desire to set forth certain agreements, representations, warranties and covenants made by one or more parties to the other or others as an inducement to the consummation of the Acquisition, upon the terms and subject to the conditions contained herein.

                  C. In connection with the Acquisition, the Sellers are willing to indemnify the Purchaser against certain losses and liabilities they may incur as a result of the Acquisition, upon the terms and subject to the conditions contained herein.

                                                     AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                                     ARTICLE I

                  1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "Accounts Receivable" shall have the meaning set forth in
Section 5.8.

                  "Acquisition" shall have the meaning set forth in recital (A) to this Agreement.

                  "Advisors" shall have the meaning set forth in Section 7.1.

                  "Affiliate" shall have the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of
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a Person that is a limited liability company, shall be deemed Affiliates of such
Person for all purposes hereunder.

                  "Agreement" shall mean this Stock Purchase Agreement.

                  "Applicable Contract" shall mean any Contract (a) under which any Subject Company has or may acquire any rights, (b) under which any Subject Company has or may become subject to any obligation or liability, or (c) by which any Subject Company or any of the assets owned or used by it is or may become bound.

                  "Balance Sheet" shall have the meaning set forth in Section
5.4.

                  "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Transactions.

                  "Breach" shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been
(a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

                  "CERCLA" shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq., as amended.

                  "Claim" shall have the meaning set forth in Section 10.2(d).

                  "Claim Notice" shall have the meaning set forth in Section 10.2(d).

                  "Cleanup" shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

                  "Closing" shall have the meaning set forth in Section 4.1.

                  "Closing Date" shall have the meaning set forth in Section 11. l(d).

                  "Closing Payment" shall have the meaning set forth in Section 2.2(a).

                  "Confidential Information" shall have the meaning set forth in
Section 12.10(b).


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                  "Consent" shall mean any approval, consent, ratification,
waiver, or other authorization (including any Governmental Authorization).

                  "Consideration" shall have the meaning set forth in Section 2.2(b).

                  "Consulting Agreement" shall have the meaning set forth in
Section 4.3(b).

                  "Contingent Amounts" shall have the meaning set forth in
Section 2.2(b).

                  "Contingent Amount Payment Event" shall have the meaning set forth in Section 2.2(b).

                  "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "Copyrights" shall have the meaning set forth in Section 5.20(a).

                  "Covenant Payment" shall have the meaning set forth in Section 3.1.

                  "Damages" shall have the meaning set forth in Section 10.2(a).

                  "Deferred Compensation Liability" shall mean the aggregate amount owing by the Subject Companies to former employees, shareholders, officers or directors of any of the Subject Companies which is payable on or after the Closing Date and which has not been paid prior to the Closing Date.

                  "Disclosure Schedules" shall mean the schedules prepared and delivered by the Sellers for and to the Purchaser and dated as of the date hereof, which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement, and all referenced attachments thereto. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

                  "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

                  "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                  "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands),


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groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

                  "Environmental. Health and Safety Liabilities" shall mean any cost, damage, expense, Liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

                  "Environmental Law" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation
(i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, the California Health & Safety Code (Section 25100 et seq., 39000 et seq.) and the California Water Code


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(Section 13000, et seq.) and all analogous laws promulgated or issued by any state or other governmental authority.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "ERISA Affiliate" shall mean any other Person that, together with the Target or any Subsidiary of Target, is or was required to be treated as a single employer under IRC Section 414(b) or (c), and solely for the purposes of potential liability under ERISA Section302(c)(ii) and IRC Section412(c)(ii) and the lien created under ERISA Section302(f) and IRC Section412(n), under IRC Section414(m) or (o).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Facilities" shall mean any real property, leaseholds or other interests currently or formerly owned or operated by any Subject Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any Subject Company.

                  "Family" shall mean, with respect to any individual (i) the individual, (i) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural Person who resides with such individual.

                  "Financial Statements" shall have the meaning set forth in
Section 5.4(a).

                  "Fixed Amount" shall have the meaning set forth in Section 2.2(a).

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "Governmental Body" shall mean any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);


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                  (d)      multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                  "Gross Margin" shall mean the excess of (1) Gross Billings during a business week over (ii) the sum of Wages and Direct Payroll Costs payable with respect to that business week. "Gross Billings" shall mean the amount billed for staffing employees to New Clients and for all New Business. "Wages" shall mean the gross compensation payable to staffing employees for services performed for New Clients and in connection with New Business. "Direct Payroll Costs" shall mean the employer's share of federal social security taxes, federal and state unemployment taxes and contributions, and worker's compensation premiums, all with respect to Wages. "New Clients" shall mean clients for whom the Subject Companies have not provided any staffing employees since January 1, 1997 from any of the offices of the Subject Companies existing on the Closing Date and whose business locations to which staffing employees are assigned after the Closing Date are geographically closer to one of the New Offices than to any of the offices of the Subject Companies existing on the Closing Date. "New Business" shall mean staffing business (1) provided to client business locations which are geographically closer to one of the New Offices than to any of the existing offices of the Subject Companies, (2) which was not provided from any of the existing offices of the Subject Companies to the client business locations between January 1, 1997 and the Closing Date and (3) which is provided pursuant to the authorization and approval of a client representative who is not the same client representative (or successor thereof) who has authorized or approved the providing of staffing employees by the Subject Companies to the client prior to the Closing Date.

                  Staffing Business which is not New Business and not with New Clients shall continue to be serviced from the existing office which currently services the business for a period of not less than 12 months following the Closing Date.

                  "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Subject Companies.

                  "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls and asbestos or asbestos-containing materials.


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                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Intellectual Property Assets" shall have the meaning set forth in Section 5.20(a).

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended, or any successor law

                  "IRS" shall mean the United States Internal Revenue Service or any successor agency.

                  "Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  "Knowledge of the Sellers" or other similar phrases shall mean the Knowledge of the Sellers and the actual knowledge of any other executive officer of any Subject Company.

                  "Leases" shall have the meaning set forth in Section 4.3(b).

                  "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

                  "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

                  "Marks" shall have the meaning set forth in Section 5.20(a).

                  "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change (being in excess of $10,000) in the condition (financial or other), business, results of operations, liabilities or operations of any party, its business and/or assets


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or on the ability of such party or its stockholders or shareholders, as the case may be, to consummate the Transactions, or any event or condition which would, with the passage of time, be reasonably expected to constitute a "Material Adverse Effect" or "Material Adverse Change."

                  "Material Interest" shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

                  "Multiemployer Plan" shall have the meaning set forth in ERISA Section3(37)(A).

                  "Net Debt" shall mean the excess of (a) all Liabilities of the Subject Companies for borrowed money over (b) the sum of (i) cash and cash equivalents of the Subject Companies and (ii) all receivables of the Subject Companies by the Sellers, in each case as of the Closing Date.

                  "New Offices" shall have the meaning set forth in Section 2.2(b).

                  "Noncompetition Period" shall have the meaning set forth in
Section 3.4.

                  "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

                  "Ordinary Course of Business" shall describe any action taken by a Person if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.


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                  "Organizational Documents" shall mean (a) the articles or
certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership;
(d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

                  "Other Benefit Obligations" shall mean all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of IRC Section132.

                  "Patents" shall have the meaning set forth in Section 5.20(a).

                  "Pension Plan" shall have the meaning set forth in ERISA 3(2)(A).

                  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

                  "Plan" shall have the meaning set forth in ERISA Section3(3).

                  "Plan Sponsor" shall have the meaning set forth in ERISA
Section 3(16)(B).

                  "Post-Closing Partial Period" shall have the meaning set forth in Section 10.3(b).

                  "Pre-Closing Partial Period" shall have the meaning set forth in Section 10.3(a).

                  "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "Proposed Acquisition Transaction" shall have the meaning set forth in Section 7.6.

                  "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.2(b).


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                  "Qualified Plan" shall mean any Plan that meets or purports to meet the requirements of IRC Section401(a).

                  "Related Person" shall mean with respect to a particular individual:

                  (a)      each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
(b) or (c).

                  "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

                  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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                  "Seller Indemnified Party" shall have the meaning set forth in
Section 10.2(a).

                  "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Sellers' Accountant" shall have the meaning set forth in
Section 2.3(a).

                  "Sellers' Closing Documents" shall have the meaning set forth in Section 5.2(a).

                  "Staffing Services Business" shall have the meaning set forth in Section 3.4.

                  "Stock" shall have the meaning set forth in Section 2.1(b).

                  "Straddle Period" shall have the meaning set forth in Section 10.3(b).

                  "Subject Companies" shall have the meaning set forth in the first paragraph of this Agreement. "Subject Company" shall refer to any one of the Subject Companies.

                  "Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries .

                  "Tax" or "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation, interest, penalties and additions in connection therewith.

                  "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

                  "Territory" shall have the meaning set forth in Section 3.4.

                  "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.


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                  "Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, (ii) any notice has been given (orally or in writing) with respect thereto or (iii) any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                  "Threshold" shall have the meaning set forth in Section
10.2(d).

                  "Title IV Plans" shall mean all Pension Plans that are subject to regulation under Title IV of ERISA, 29 U.S.C. Section1301 et seq., other than Multiemployer Plans.

                  "Trade Secrets" shall have the meaning set forth in Section 5.20(a).

                  "Transaction Documents" shall mean this Agreement, the Consulting Agreement, the Leases, and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

                  "Transactions" shall mean the Acquisition and the other transactions contemplated by the Transaction Documents.

                  "Welfare Plan" shall have the meaning given in ERISA Section3(1).

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

                  2.1 Transfer of Stock.

                  (a) Upon the terms and subject to the conditions set forth herein, on the Closing Date each of the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the outstanding shares of capital stock of the Subject Companies (the "Stock"), which Stock is owned by each of the Sellers in the amounts set forth next to the name of each such Seller in Schedule 2.1.

                  2.2 Consideration. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Stock pursuant to Section 2.1 of this Agreement:

                  (a) On the Closing Date, the Purchaser shall pay to the Sellers an aggregate of Six Million Sixty One Thousand Dollars ($6,061,000) in cash, less the sum of (i) Net Debt and (ii) Deferred Compensation Liability (the "Closing Payment). The Closing Payment as adjusted pursuant to Section 2.3 is referred to herein as the "Fixed Amount, and together with the Contingent Amounts, collectively referred to herein as the "Consideration."


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                  (b) On or before the times hereinafter set forth, the
         Purchaser shall pay to the Sellers, the additional cash amounts hereinafter described (the "Contingent Amounts"). Prior to the first anniversary of the Closing Date, the Subject Companies shall open three
         (3) additional staffing offices in Georgia at locations strategically selected by the Sellers and approved by the Purchaser (Individually a "New Office" and collectively the "New Offices"). Upon Sellers selecting a New Office location, Sellers shall identify in writing to the Purchaser the specific location and shall simultaneously tender the proposed lease agreement for the New Office (the "New Office Lease"). The New Office location and the New Office Lease shall be deemed to be accepted by the Purchaser unless Purchaser shall have delivered to Sellers, within ten (10) days after receipt of the New Office location and New Office Lease, a written notice stating its objection (and reasons therefor) to the location and/or its objections and suggested revisions to the New Office Lease. If the objections proposed by the Purchaser are not agreed to by Sellers, then the Purchaser and Sellers shall negotiate in good faith to resolve their disagreements and make reasonably requested changes to the New Office Lease. However, notwithstanding the above, the approval by the Purchaser of the New Office location and of the New Office Lease Agreement shall not be unreasonably withheld, and if (1) the identified location is not within an unreasonably close proximity to a present office of the Subject Companies, (2) the cost of leasing the New Office location pursuant to the New Office Lease is within the parameters of the budget attached hereto as Schedule 2.2(b) (the "Budget") and (3) the terms of the New Office Lease are commercially reasonable and similar to other lease agreements entered into by the Subject Companies with non-Affiliates for their business offices and do not involve a lease term in excess of three (3) years, Purchaser shall approve the location and cause one of the Subject Companies to sign the New Office Lease. If, after a period of ten (10) days following the date on which the Purchaser gives the Sellers notice of its objections, the approval of the Purchaser has not been provided in writing to Sellers, then the Sellers shall immediately have the right, exercisable within ten (10) days thereafter, to submit the matter to binding arbitration before the American Arbitration Association pursuant to its rules for expedited arbitration. The authority of the arbitrator shall be limited to a determination of whether the Purchaser's refusal of approval was reasonable or unreasonable under the forgoing provisions. If the arbitrator's award is that the Purchaser's refusal was unreasonable, the one year period for the opening of New Offices shall be extended for the period of time between the filing of the demand for arbitration and the date of the arbitrator's award. The Purchaser agrees to immediately make available to the Subject Companies the appropriate funds and cause one of the Subject Companies to execute the New Office Lease within five (5) days of an arbitrator's award if in favor of the Sellers and shall immediately afford Sellers access to the Subject Companies' employees to implement the opening of the New Office if the expense of opening the New Office (excluding any expenses associated with the arbitration) remains within the parameters of the Budget.


         Purchaser shall pay to the Sellers the following Contingent Amounts upon the first occurrence of the following events (each, a "Contingent Amount Payment Event");

                           (i) Three Hundred Twenty Four Thousand Dollars
                  ($324,000) if and when the New Offices have been opened and actively conducting staffing business by soliciting New Clients and assigning staffing employees to New Clients for three (3) consecutive months; plus

                           (ii) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Twelve Thousand Dollars ($12,000) per week during any consecutive 4-week period during the 12-month period after the Closing Date (a "4-week period"); plus

                           (iii) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Fifteen Thousand Dollars ($15,000) during a 4-week period; plus

                           (iv) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Eighteen Thousand Dollars ($18,000) during a 4-week period; plus


                           (v) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Twenty Two Thousand Five Hundred Dollars ($22,500) during a 4-week period; plus

                           (vi) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Twenty Seven Thousand Dollars ($27,000) during a 4-week period; plus

                           (vii) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Thirty-Two Thousand Dollars ($32,000) during a 4-week period; plus

                           (viii) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Thirty Five Thousand Dollars ($35,000) during a 4-week period; plus

                           (ix) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Forty Thousand Dollars ($40,000) during a 4-week period; plus

                           (x) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Forty Five Thousand Dollars ($45,000) during a 4-week period; plus

                           (xi) Two Hundred Thousand Dollars ($200,000) if and
                  when the New Offices achieve in aggregate an average Gross Margin of Fifty Thousand Dollars ($50,000) during a 4-week period.

                  Each Contingent Amount shall be payable in cash within thirty
         (30) days after the end of the month in which the applicable Contingent Amount Payment Event occurs ("Due Date") provided, however, that each Contingent Amount payable with respect to a Contingent Amount Payment Event that occurs after the three New Offices have accumulated a deficit (computed in a manner specifically identified in the Budget) in excess of $178,500 ("Excess Deficit"), shall be reduced by the amount of Excess Deficit not previously deducted from payments of Contingent Amounts. For the purpose of this section, the parties acknowledge that the Budget contains an operating budget for a single New Office and for all three New Offices and a capital budget for the single New Office and for all three New Offices. The parties understand and agree that the Purchaser hereby approves and authorizes the capital expenditures identified in the capital budget for each single New Office and for the three New Offices and the operating expenditures contained in the operating budget for each single New Office and the three New Offices. Therefore, the parties agree that any of the New Offices may be opened and Purchaser shall cause the appropriate Subject Company to expend the funds in accordance with the capital budget and operating budget identified within the Budget and that the Excess Deficit, if any, shall be determined by comparing the actual operating deficit incurred (computed in the same manner identified in the Budget) to the sum of $178,500. The parties acknowledge that the Excess Deficit adjustment shall not apply to the payment of the $324,000 identified in subsection 2.2(b) (i) above. Further, the parties agree that if the Excess Deficit is eliminated and subsequently reduced below $178,500, such Excess Deficit reversal shall be paid to Sellers in a manner consistent with the payment of Contingent Amounts pursuant to this section to the extent of earlier reductions for Excess Deficits.

                  In addition, if one or more, but less than all, of the Contingent Amount Payment Events occur on or before the first anniversary of the Closing Date, the Purchaser shall pay to the Sellers a prorata portion of the Contingent Amount that would have been paid if the next Contingent Amount Payment Event had occurred. The prorata amount shall be a fraction of the Contingent Amount, the numerator of which is the excess of the aggregate average Gross Margin for the highest 4-week period over the aggregate average Gross Margin for the last occurred Contingent Amount Payment Event and the denominator of which is the Gross Margin difference between the last occurred Contingent Amount Payment Event and the next following Contingent Amount Payment Event. (For purposes of illustration, if the aggregate average Gross Margin for the highest 4-week period is more than $32,000 and less than $35,000, the Sellers will be entitled to a prorata portion of the $200,000 Contingent Amount for the $35,000 Gross Margin payment event, the numerator of which would be the Gross Margin excess over $32,000 for the highest 4-week period and the denominator of which would be $3,000.)

                  (c) Within fifteen (15) days after each month end following the opening of the first New Office, the Purchaser shall deliver to the Sellers a written report setting forth the Purchaser's computation of the Gross Margin of each of the New Offices for each weekly period ending in the month and the aggregate Excess Deficit of the New Offices to date. The Sellers will be entitled to access during normal business hours to the relevant records and documents of the Subject Companies to aid in their review of the Gross Margin and Excess Deficit computations for the New Offices. Each report shall be deemed to be accepted by and shall be conclusive for purposes of determining the Gross Margin of the New Offices for each week included in a report and the Excess Deficit to date except to the extent, if any, that the Sellers shall have delivered to the Purchaser, within fifteen (15) days after the date on which the report is delivered to the Sellers, a written notice to the Purchaser stating in detail the Sellers' exceptions and the Sellers' computations of Gross Margin and Excess Deficit, if any. If a change proposed by the Sellers is disputed by the Purchaser, then the Purchaser and the Sellers will negotiate in good faith to resolve the dispute. If, after a period of twenty (20) days following the date on which the Sellers give the Purchaser notice of any such proposed change, any such proposed change still remains disputed, then the Purchaser and the Sellers shall together choose an independent firm of public accountants of regional or national standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Purchaser and the Sellers, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the terms of this
         Section 2.2. All of the fees and expenses of the Accounting Firm, if any, shall be paid by the Purchaser and the Sellers in the proportion that the Contingent Amount determined by the Accounting Firm bears to the Contingent Amount proposals submitted by the parties to the Accounting Firm; provided, however, that if the Accounting Firm determines that either party's position is totally correct, then the other party shall pay all of the fees and expenses of the Accounting Firm.

                  (d) Any Contingent Amount not paid on or before its Due Date shall be payable with interest at the rate of ten percent (10%) per annum accruing from the Due Date to the date of payment.

                  (e) On the Closing Date, the Purchaser shall deliver to the Sellers the Closing Payment in cash by wire transfer of immediately available funds to the respective bank accounts designated by the Sellers in a writing delivered to the Purchaser not less than two (2) business days prior to the Closing. On or before the due date for payment of each Contingent Amount, the Purchaser shall deliver to the Sellers the Contingent Amount in cash by wire transfer of immediately available funds to the bank account designated by the Sellers or their legal counsel identified in Section 12.2.


                  2.3      Post-Closing Adjustment

                  (a) As promptly as practicable after the Closing Date (but in no event more than sixty (60) days after the Closing Date), the Sellers shall cause Brooks, Holmes, Williams & Cook LLC (the "Sellers' Accountant") to prepare and deliver to the Purchasers a compiled combined balance sheet of the Subject Companies as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP, applied on a basis consistent with the Balance Sheet. Sellers' Accountant will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Subject Companies and its personnel, including Noel Johnson, to aid in its preparation of the Closing Balance Sheet. The Sellers will be solely responsible for all costs of the Sellers' Accountant. The Closing Balance Sheet shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Sections 2.3(b) hereof with respect to the Subject Companies except to the extent, if any, that the Purchaser shall have delivered, within thirty
         (30) days after the date on which the Closing Balance Sheet is delivered to the Purchaser, a written notice to the Seller stating each and every item to which the Purchaser takes exception as not being in accordance with GAAP applied on a basis consistent with the Balance Sheet or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Purchaser is disputed by the Sellers then the Purchaser and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Purchaser gives the Sellers notice of any such proposed change, any such proposed change still remains disputed, then the Purchaser and the Sellers shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and the Purchaser and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2.3(a). All of the fees and expenses of the Accounting Firm, if any, shall be paid by the Purchaser and the Sellers in the proportions that the Accounting Firm's determination of Shareholders' Equity Deficiency bears to the Shareholders' Equity Deficiency proposals submitted by the parties to the Accounting Firm; provided, however, that, if the Accounting Firm determines that either party's position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting Firm in connection with any such determination.

                  (b) If a Closing Balance Sheet prepared as provided in Section 2.3(a) is not delivered to the Purchaser within sixty (60) days after the Closing Date, then the Closing Balance Sheet shall mean the Closing Balance Sheet prepared by the Purchaser (rather than the Sellers' Accountant) in accordance with GAAP, applied on a basis consistent with the Balance Sheet and submitted to the Sellers within 120 days after the Closing, which Closing Balance Sheet shall be conclusive and binding on the Sellers and the Purchaser is the determination of the amount, if any, of the Shareholders' Equity Deficiency.

                  (c) In the event that there is a Shareholders' Equity Deficiency (as defined below) of Twenty Thousand Dollars ($20,000) or more, the Sellers shall pay to the Purchaser, as an adjustment to the consideration, an amount equal to the entire Shareholders' Equity Deficiency. Any payments required to be made by the Sellers pursuant to this Section 3.1(b) shall be made within ten (10) days of the Closing Financial Statements Delivery Date (as defined below) by wire transfer of immediately available funds to an account designated by the Purchaser.

                  (d) The term "Shareholders Equity Deficiency" shall mean with respect to the Subject Companies (i) the amount, if any, by which the Shareholders' Equity is less than Five Hundred Eighty-One Thousand Four Hundred Eighty-Nine Dollars ($581,489).

                  (e) The term Shareholders' Equity" shall mean, with respect to the Subject Companies, the amount by which the total assets of the Subject Companies exceeds the total liabilities of the Subject Companies, in each case as set forth on the Closing Balance Sheet; provided, however, that if any change to the Closing Balance Sheet is agreed to by the Purchaser and the Sellers in accordance with Section 2.3(a), or any dispute between the Purchaser and the Sellers with respect to the Closing Balance Sheet is resolved in accordance with
         Section 2.3(a), then "Shareholders' Equity" shall be calculated after giving effect to any such change or resolution.

                  (f) All payments required to be made pursuant to this Section
         2.3 shall be paid with interest thereon at the rate of ten percent (10%) per annum and accruing from the Closing Date to the date of payment.

         2.4 Allocation of Consideration. The Consideration shall be allocated among the Sellers as set forth in Schedule 2.4 hereto. The Consideration shall also be allocated between the Stock of each of the Subject Companies as set forth in Schedule 2.4 hereto.


                                   ARTICLE III

                         SELLERS' AGREEMENTS RESPECTING
                            POST-CLOSING COMPETITION

                  3.1 Reasons For Agreements. The Purchaser is making a substantial investment pursuant to this Agreement in reliance upon the fact that the knowledge and expertise developed by the Sellers in their management of the business and affairs of the Subject Companies will be preserved and will not be used in competition with the Purchaser, the Subject Companies or their Affiliates. It is necessary for the protection of the Purchaser, the Subject Companies and their Affiliates that the Sellers provide the agreements and assurances set forth in this Article III and the Sellers do so in consideration of the additional payment by the Purchaser to each of the Sellers of Fifty Thousand Dollars ($50,000) (the "Covenant Payment").

                  3.2 The Sellers' Agreements. The Sellers individually and collectively agree that none of the Sellers will, directly or indirectly, except for the benefit of the Purchaser or its Affiliates, or with the consent of the Purchaser, which consent may be granted or withheld at the Purchaser's sole discretion:

                  (a) during the Noncompetition Period (as defined in Section
         3.4 thereof), become a stockholder, partner, member, manager, associate, employee, owner, agent, creditor, independent contractor, co-venturer, a consultant or otherwise, or encourage, counsel, advise or financially assist or support a spouse of a Seller or any other member of the immediate family that resides with him to be or become, or a Seller to himself be, or be interested in or associated with any other Person, firm or business engaged in the Staffing Services Business in the Territory (as defined in Section 3.4 hereof), or in any Staffing Services Business directly competitive with that of the Purchaser or its Affiliates, as then constituted, or himself engage in such business; provided, however, that nothing herein shall be construed to prohibit owning not more than five percent (5%) of any class of securities issued by an entity in the Staffing Services Business which is subject to the reporting requirements of the Exchange Act or traded in the over-the-counter market; or

                  (b) during the Noncompetition Period, in the Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of such Seller or third parties, from parties who were customers of the Subject Companies or of Purchaser or its Affiliates, any Staffing Services Business transacted by or with such customer by the Subject Companies or by the Purchaser or its Affiliates; or

                  (c) during the Noncompetition Period, in the Territory, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of such Seller or for third parties, any such Staffing Services Business from any such customers of the Subject Companies or of the Purchaser or its Affiliates; or

                  (d) during the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchaser or its Affiliates or by the Subject Companies relating to the business or the operations, employees or customers of the Subject Companies or the Purchaser or its Affiliates which constitutes proprietary or confidential information of the Subject Companies or the Purchaser or its Affiliates ("Confidential Information"), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents, and (2) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchaser which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Staffing Services Business industry or otherwise in the public domain (other than from disclosure by Sellers in violation of this Agreement); provided, however, that this Section shall not be applicable to the extent that any of the Sellers is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Seller requests that the confidentiality of such Confidential Information be preserved, and in the event that the Sellers receive a subpoena or other order to produce or testify as to Confidential Information, the Sellers shall notify the Purchaser in order to provide the Purchaser with an opportunity to quash at the Purchaser's expense; or

                  (e)      during the noncompetition Period, in the Territory,

                           (1) solicit, entice, persuade or induce, directly or
                  indirectly, any employee (or person who within the preceding three hundred and sixty (360) days was an employee) of the Subject Companies or of the Purchaser or its Affiliates or any other person who is under contract with or rendering services to the Subject Companies or to the Purchaser or its Affiliates, to terminate his or her employment, by, or contractual relationship with, such Person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for such Person or to become employed by or to enter into contractual relations with any Persons other than such Person or to enter into a relationship with a competitor of the Subject Companies; the Purchaser or its Affiliates,

                           (2) approach any such employee or other person for
                  any of the foregoing purposes, or

                           (3) authorize or approve or assist in the taking of
                  any such actions by any person other than the Subject Companies, the Purchaser or its Affiliates.

         3.3      Interpretation and Remedies.

                  (a) The invalidity or non-enforceability of Section 3.2 in any respect shall not affect the validity or enforceability of Section 3.2 in any other respect or of any other provisions of this Article III. In the event that any provision of Section 3.2 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of Section 3.2 and, to the fullest extent permitted by law, this Section 3.2 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

                  (b) The Sellers acknowledge that the Purchaser's remedy at law for any breach of the provisions of Section 3.2 is and will be insufficient and inadequate and that the Purchaser shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction, and permanent injunction, in addition to any remedies the Purchaser may have at law. If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this
         Section 3.2, the Purchaser shall be entitled to recover, in addition to all other damages or remedies provided for herein, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys' fees, if the Purchaser prevails in such suit.

         3.4 Definitions. " Noncompetition Period" shall mean the period commencing on the Closing Date and ending five (5) years after the Closing Date, provided, however, that if a Seller violates any of the provisions of Section 3.2, the term of the Noncompetition Period shall be automatically extended for a like period of time from the date on which the Seller permanently ceases such violation or from the date of the entry by a court of competent jurisdiction of a final order of judgment enforcing such provision, whichever period is later.

                  "Staffing Services Business" shall mean (A) a firm which recruits, trains and/or tests employees and assigns them to clients (i) to provide staffing help services for such client to support or supplement the client's work force in work situations such as employee absences, temporary skill shortages, seasonal workloads and special assignments and projects, (ii) to provide staffing help services for such client for short-term and long-term temporary placement and temporary to permanent arrangements for the client to eventually hire the service provider as its own employee, and (iii) to provide permanent individual employees for permanent employment placement fees, or (B) any of the business activities described in (A).

                  "Territory" shall mean the State of Georgia, and outside such state, within a radius of fifty (50) miles from any office (including any client location where employees provide staffing services on site) operated during the Noncompetition Period by the Subject Companies, or by the Purchaser or any of its Affiliates.

                                   ARTICLE IV

                                     CLOSING

                  4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of the Purchaser, 100 Michiana Square, 100 E. Wayne Street, Suite 100, South Bend, Indiana 46601, unless the parties hereto otherwise agree.

                  4.2      Deliveries at Closing.

                  (a) Closing Payment. The Purchaser will deliver the Closing Payment (allocated among the Sellers as set forth in Schedule 2.4) to each of the Sellers.

                  (b) Covenant Payment. The Purchaser will deliver the Covenant Payment to each of the Sellers.

                  (c) Payment of Bank Debt. The Purchaser will pay to the respective obligees thereof the amount of indebtedness for borrowed money in the amounts and to the obligees set forth in the Sellers' certificate delivered pursuant to Section 4.2(g)(iv) hereof.

                  (d) Payment of Seller Receivables. The Sellers will repay to the Subject Companies the amount of the Subject Companies' receivables from the Sellers in the amount set forth in the Sellers' certificate delivered pursuant to Section 4(g)(iv) hereof.

                  (e) Stock Certificates. At the Closing, the Sellers shall deliver to the Purchaser certificates evidencing the Stock (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank).

                  (f) Purchaser Certificates. The Purchaser will furnish the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Sellers, which shall include, but not be limited to a certificate executed by the Secretary or an Assistant Secretary of the Purchaser, certifying, as of the Closing Date, (A) a true and complete copy of the Organizational Documents of the Purchaser, certified as of a recent date by the Secretary of State of Delaware, (B) a true and complete copy of the resolutions of the board of directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby and (C) incumbency matters.

                  (g) Sellers' Certificates. The Sellers will furnish the Purchaser with such certificates of the Sellers and the officers of the Subject Companies and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Purchaser, which shall include, but not be limited to:

                           (i) A certificate executed by the Secretary or an
                  Assistant Secretary of each Subject Company certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of such Subject Company, certified as of a recent date by the appropriate Secretary of State and (B) incumbency matters;

                           (ii) A certificate of the appropriate Secretary of
                  State certifying the good standing of each Subject Company in its state of incorporation and all states in which it is qualified to do business;

                           (iii) A certificate of each of the Sellers'
                  non-foreign status, pursuant to Treasury Regulation section 1.1445-2(b)(2); and

                           (iv) A certificate of the Sellers certifying the
                  amount and the obligees of the Deferred Compensation Liability and each amount required in the computation of Net Debt and the obligees of the indebtedness for borrowed money.

                  4.3  Other Closing Transactions.

                  (a) Consulting Agreement and Employment Agreement. At the Closing, a Subject Company shall enter into the consulting agreement with the Sellers in the form of Exhibit A-2 hereto (the "Consulting Agreement") and a Subject Company shall enter into the employment agreement with Richard Niermann in the form of Exhibit A-2 (the "Employment Agreement').

                  (b) Leases. At the Closing, a Subject Company, the Shareholder(s) and the Purchaser shall enter into real estate leases in the form of Exhibit B-1 and B-2 hereto (the "Leases").

                  (c) IRC Section 338(h)(10) Election. At the Closing, the Purchaser and the Sellers will execute such documents and forms as shall be required for an effective election under Section 338(h)(10) of the IRC with respect to the purchase and sale of the Stock of NPS Staffing Specialists, Inc. The deemed purchase price of the assets of NPS Staffing Specialists, Inc. shall be allocated as set forth in
         Schedule 2.4 hereto.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each of the Sellers hereby, jointly and severally, represents and warrants to the Purchaser that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                  5.1 Organization and Good Standing.

                  (a) Each of the Subject Companies is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party. Each of the Subject Companies is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on such Subject Company.

         Schedule 5.1 contains a complete and accurate list of jurisdictions in which each of the Subject Companies is authorized to do business.

                  (b) Subsidiaries. None of the Subject Companies has any Subsidiaries and, except as otherwise set forth on Schedule 5.1, none of the Subject Companies has any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

                  5.2 Authority; No Conflict.

                  (a) This Agreement and the other Transaction Documents to which the Sellers or the Subject Companies are a party (the "Sellers' Closing Documents") have been duly executed and delivered by the Sellers and the Subject Companies, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Sellers and/or the Subject Companies, as the case may be, enforceable against the Sellers and/or the Subject Companies in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Sellers and the Subject Companies have all requisite power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

                  (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement and the Sellers' Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with or result in a
                  violation of (A) any provision of the Organizational Documents of any of the Subject Companies or (B) any resolution adopted by the board of directors of any of the Subject Companies or the shareholders or other equity owners of any of the Subject Companies;

                           (ii) contravene, conflict with or result in a
                  violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Subject Companies or any of the assets owned or used by any of the Subject Companies, may be subject;

                           (iii) contravene, conflict with or result in a
                  violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Subject Companies or that otherwise relates to the business of, or any of the assets owned or used by, any of the Subject Companies;

                           (iv) contravene, conflict with or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                           (v) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the assets owned or used by any of the Subject Companies,

except in the case of each of clauses (ii) through (v) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect on the Subject Companies.

                  Except as set forth in Schedule 5.2, neither of the Subject Companies is, or will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

                  5.3 Capitalization. Schedule 5.3 contains a complete and accurate description of the capitalization of each of the Subject Companies (including the identity of each shareholder (or holder of other equity interest) of each Subject Company and the number of shares (or other equity interests) held by each such Person). The Sellers have, or will have at Closing, title to all of the Stock, in each case, free and clear of all Encumbrances. All of the Stock is and will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of any of the Subject Companies or any securities convertible into or exchangeable for shares of capital stock or other securities issued by any of the Subject Companies, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by any of the Subject Companies. None of the outstanding capital stock or equity interests or other securities of any Subject Company was issued in violation of the Securities Act.

                  5.4 Financial Statements. The Sellers have delivered to the Purchaser (a) compiled combined balance sheet of the Subject Companies as of October 31 for each of the fiscal years 1995 and 1996 and the related combined statement of income for each of the fiscal years then ended, together with the report thereon of Brooks, Holmes, Williams & Cook, LLC, independent certified public accountants, (b) an audited combined balance sheet of the Subject Companies as of October 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related combined statements of income, changes in shareholders' equity, and cash flow for the 12-month period then ended, together with the report thereon of Brooks, Holmes, Williams & Cook, LLC, independent certified public accountants (including the notes thereto), and (c) compiled combined balance sheet of the Subject Companies as of January 31, 1998 and the related combined statement of income for the three month period then ended together with the report thereon of Brooks, Holmes, Williams & Cook LLC, independent certified public accountants (collectively, clauses (a), (b) and (c) above are referred to herein as the "Financial Statements"). The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholders' equity, and cash flow of the Subject Companies on a combined basis as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except for the accounting treatment of the Deferred Compensation Liability. No financial statements of any Person other than the Subject Companies are required by GAAP to be included in the Financial Statements. The Balance Sheet and the income statement contain adequate accruals for, and pro rated anticipated expenses for, periodic and annual bonuses, incentive compensation, vacation, "flex time" and other similar benefits (based on then existing compensation arrangements and past practices).

                  5.5 Books and Records. The books of account, minute books, stock record books, and other records of the Subject Companies, all of which have been made available to the Purchaser, are complete and correct and, in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not any of the Subject Companies is subject to that Section), including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Subject Companies. The minute books of the Subject Companies contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Subject Companies, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Subject Companies.

                  5.6 Title to Properties: Encumbrances. The Subject Companies do not own, and since their respective inceptions have not owned, any real property or any interest, other than a leasehold interest, in any real property.
Schedule 5.6 contains a complete and accurate list of all leasehold interests in real property owned by any of the Subject Companies. Schedule 5.6 lists and describes all real property leased by any Subject Company. The Sellers have delivered a copy of all such leases to the Purchaser and all such leases are legal, valid, binding, enforceable and in full force and effect, and following the Closing, such leases will continue to be legal, valid, binding and enforceable by the Subject Companies that are party thereto and in full force and effect. There are no disputes, oral agreements or forbearances in effect as to any such leases. Each of the Subject Companies owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by any of the Subject Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business), which subsequently purchased or acquired properties and assets are listed in Schedule
5.6. Except as set forth in Schedule

5.6, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances.

                  5.7 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment which comprise the office space of the Subject Companies are in good operating condition and repair, except where failure to be in such condition would not have a Material Adverse Effect on each such Subject Company. The building, plants, structures and equipment which comprise the office space of the Subject Companies are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment which comprise the office space of the Subject Companies are sufficient for the continued conduct of the business of the Subject Companies after the Closing in substantially the same manner as conducted prior to the Closing.

                  5.8 Accounts Receivable. All accounts receivable of the Subject Companies that are reflected on the accounting records of any of the Subject Companies as of the Closing and, unless paid prior to Closing, all accounts receivable of the Subject Companies that are reflected on the Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of any of the Subject Companies as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

                  5.9 No Undisclosed Liabilities. Except as set forth in
Schedule 5.9, none of the Subject Companies has any Liabilities except for Liabilities reflected or reserved against in the Balance Sheet and current Liabilities incurred in the Ordinary Course of Business since the date thereof.

                  5.10 Taxes.

                  (a) Except as set forth in Schedule 5.10, there have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by any of the Subject Companies on or prior to the date hereof. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the applicable entity or any other information required to be shown thereon. In particular, the foregoing returns are not subject to penalties under Section 6662 of the IRC, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. Except as set forth in Schedule 5.10, an extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

                  (b) With respect to all amounts in respect of Taxes imposed on any of the Subject Companies or for which any of the Subject Companies is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by the Subject Companies to taxing authorities or others on or before the date hereof have been paid.

                  (c) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns of any of the Subject Companies. No waiver of statute of limitation with respect to any Tax Return has been given by or requested from any of the Subject Companies. Schedule 5.10 sets forth
         (i) the taxable years of the Subject Companies as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, (A) those years for which examinations have been completed, (B) those years for which examinations are presently being conducted, (C) those years for which examinations have not been initiated, and (D) those years for which required Tax Returns have not yet been filed. Except to the extent shown in Schedule 5.10, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

                  (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any of the Subject Companies.

                  (e) None of the Subject Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

                  (f) None of the Subject Companies has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the IRC.

                  (g) None of the Subject Companies has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the IRC (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the IRC (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                  (h) None of the assets of any of the Subject Companies is property that any of the Subject Companies is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the IRC.

                  (i) None of the assets of any of the Subject Companies directly or indirectly secures any debt, the interest on which is Tax-exempt under Section 103(a) of the IRC.

                  (j) None of the assets of any of the Subject Companies is "tax-exempt use property" within the meaning of Section 168(h) of the IRC.

                  (k) None of the Subject Companies has agreed to make nor is any Subject Company required to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise.

                  (l) None of the Subject Companies has participated in or will participate in an international boycott within the meaning of Section 999 of the IRC.

                  (m) None of the Subject Companies is a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC.

                  (n) None of the Subject Companies has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

                  (o) No stockholder of any of the Subject Companies is a Person other than a United States Person within the meaning of the IRC.

                  (p) None of the Subject Companies is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal and applicable state income Tax purposes.

                  (q) The unpaid Taxes of the Companies do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Balance Sheet, as adjusted for the passage of time through the Closing, in accordance with the past custom and practice of the Subject Companies.

                  (r) NPS Staffing Specialists, Inc. has at all times during its existence properly been treated as an S Corporation (as defined in the IRC) for federal and applicable state income tax purposes.

                  5.11 No Material Adverse Change. Since the date of the Balance Sheet, other than changes in net worth there has not been any Material Adverse Change in the business or operations of any of the Subject Companies, and, to the Knowledge of the Sellers, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

                  5.12     Employee Benefits.

                  (a) (i) Schedule 5.12 contains a complete and accurate list of all Plans and Other Benefit Obligations of the Subject Companies, and identifies as such all Plans that are Qualified Plans.

                           (ii) Schedule 5.12 contains a complete and accurate
                  list of (A) all ERISA Affiliates of the Subject Companies, and
                  (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                           (iii) Schedule 5.12 sets forth the financial cost of
                  all obligations owed under any Plan of any of the Subject Companies or Other Benefit Obligation of any of the Subject Companies that is not subject to the disclosure and reporting requirements of ERISA.

                  (b) the Sellers and the Subject Companies have delivered to the Purchaser:

                           (i) all documents that set forth the terms of each
                  Plan and Other Benefit Obligations of the Subject Companies and of any related trust, including (A) all plan descriptions and summary plan descriptions of the Plans of the Subject Companies for which plan descriptions and summary plan descriptions are required to be prepared, filed and distributed and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Plans and the Other Benefit Obligations of the Subject Companies for which a plan description or summary plan description is not required;

                           (ii) all personnel, payroll and employment manuals
                  and policies of the Subject Companies;

                           (iii) a written description of any Plan or Other
                  Benefit Obligation of the Subject Companies that is not otherwise in writing;

                           (iv) all registration statements filed with respect
                  to any Plan of the Subject Companies;

                           (v) all insurance policies purchased by or to provide
                  benefits under any Plan of the Subject Companies;

                           (vi) all contracts with third party administrators,
                  actuaries, investment managers, consultants and other independent contractors that relate to any Plan or Other Benefit Obligation of the Subject Companies;

                           (vii) all reports submitted within the four years
                  preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Plan or Other Benefit Obligation of the Subject Companies;

                           (viii) all notifications to employees of the Subject
                  Companies of their rights under ERISA Section601 et seq. and IRC Section4980B;

                           (ix) the Form 5500 filed with respect to each Plan of
                  the Subject Companies for the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

                           (x) all notices that were given by the Subject
                  Companies or any ERISA Affiliate of any of the Subject Companies or any Plan of the Subject Companies to the IRS or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 5.12;

                           (xi) all notices that were given by the IRS or the
                  Department of Labor to any of the Subject Companies, any of their ERISA Affiliates or any Plan of the Subject Companies within the four years preceding the date of this Agreement; and

                           (xii) the most recent IRS determination letter for
                  each Qualified Plan which is a Plan of the Subject Companies.

                  (c)      Except as set forth in Schedule 5.12:

                           (i) Each of the Subject Companies has performed all
                  of its respective obligations under all the Plans and Other Benefit Obligation of the Subject Companies. Each of the Subject Companies has made appropriate entries in its respective financial records and statements for all obligations and liabilities under such Plans and Other Benefit Obligations that have accrued but are not due.

                           (ii) No statement, either written or, to the
                  Knowledge of the Sellers, oral, has been made by any of the Subject Companies to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other

                  Benefit Obligation and that could have an adverse economic consequence to any of the Subject Companies.

                           (iii) Each of the Subject Companies, with respect to
                  all the Plans and the Other Benefit Obligations of the Subject Companies, is, and each Plan and Other Benefit Obligation of the Subject Companies is in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 5. 12.

                                    (1) No transaction prohibited by ERISA 406
                           and no "prohibited transaction" under IRC 4975(c) has occurred with respect to any Plan of the Subject Companies.

                                    (2) None of the Subject Companies has any
                           liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                                    (3) None of the Subject Companies has any
                           liability under ERISA 502.

                                    (4) All filings required by ERISA and the
                           IRC as to each Plan of the Subject Companies have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                                    (5) All contributions and payments made or
                           accrued by Subject Companies and the ERISA Affiliates of the Subject Companies with respect to all the Plans and Other Benefit Obligations of the Subject Companies are deductible under IRC 162 or 404. No amount, nor any asset of any Plan of the Subject Companies is subject to Tax as unrelated business taxable income.

                           (iv) None of the Subject Companies nor any ERISA
                  Affiliate of any of the Subject Companies sponsors or maintains, previously sponsored or maintained, or has or had any obligation to contribute to any Title IV Plan, Multiemployer Plan or any Welfare Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of the Subject Companies or any ERISA Affiliate of any of the Subject Companies, except as required under Part 6 of Title I of ERISA and Section 4980B of the Code.

                           (v) Each Plan of the Subject Companies which is not a
                  Multi-Employer Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan, other than vesting of any accrued benefits under any Pension Plan.

                           (vi) No event has occurred or circumstance exists
                  that could result in a material increase in premium costs of the Plans and Other Benefit Obligations of the Subject Companies that are insured or a material increase in benefit costs of such Plans and Other Benefit Obligations that are self-insured.

                           (vii) Other than claims for benefits submitted by
                  participants or beneficiaries, no claim against, or legal proceeding involving, any Plan or Other Benefit Obligation of the Subject Companies is pending or, to the Knowledge of the Sellers, is Threatened.

                           (viii) Each Qualified Plan of the Subject Companies
                  is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income Tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                           (ix) Each of the Subject Companies has complied with
                  the provisions of ERISA Section601 et seq. and IRC
                  Section 4980B.

                           (x) No payment that is owed or may become due to any
                  director, officer, employee or agent of any of the Subject Companies will be non-deductible to any of the Subject Companies or subject to Tax under IRC Section 280G or
                  Section 4999; nor will any of the Subject Companies be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

                           (xi) Neither the execution of the Transaction
                  Documents nor the consummation of the Transactions will result in the payment, vesting or acceleration of any benefit.

                  5.13 Compliance with Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Schedule 5.13:

                           (i) each of the Subject Companies is, and at all
                  times since January 1, 1995 has been, in all material respects, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by any of the Subject Companies of, or a failure on the part of any of the Subject Companies to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of any of the Subject Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) no Subject Company has received, at any time
                  since January 1, 1995, any written or, to the Knowledge of the Sellers, other notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any of the Subject Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Schedule 5.13 contains a complete and accurate list of each material Governmental Authorization that is held by any of the Subject Companies or that otherwise relates to the business of, or to any of the assets owned or used by, any of the Subject Companies. Each Governmental Authorization listed or required to be listed in Schedule
         5.13 is valid and in full force and effect. Except as set forth in
         Schedule 5.13:

                           (i) each of the Subject Companies is, and at all
                  times since January 1, 1995, has been, in all material respects, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.13;

                           (ii) no event has occurred or circumstance exists
                  that (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization;

                           (iii) none of the Subject Companies has received, at
                  any time since January 1, 1995, any written or, to the Knowledge of the Sellers, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                           (iv) all material applications required to have been
                  filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  The Governmental Authorizations listed in Schedule 5.13 collectively constitute all of the material Governmental Authorizations necessary to permit each of the Subject Companies to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Subject Companies to own and use their assets in the manner in which they currently own and use such assets.

                  5.14 Legal Proceedings; Orders.

                  (a) Except as set forth in Schedule 5.14, there is no pending
         Proceeding:

                           (i) that has been commenced by or against any of the
                  Subject Companies or, to the Knowledge of the Sellers, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Subject Companies; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

                  Except as set forth in Schedule 5.14, to the Knowledge of the Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to the Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.14. The Proceedings listed in Schedule
5.14 will not, individually or in the aggregate, have a Material Adverse Effect on the business, operations, assets, condition or prospects of any of the Subject Companies.

                  (b) Except as set forth in Schedule 5.14:

                           (i) there is no Order to which any of the Subject
                  Companies or any of the assets owned or used by any of the Subject Companies, is subject;

                           (ii) none of the Sellers is subject to any Order that
                  relates to the business of, or any of the assets owned or used by, any of the Subject Companies; and

                           (iii) to the Knowledge of the Sellers, no officer,
                  director, agent or employee of any of the Subject Companies is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Subject Companies.

                  (c) Except as set forth in Schedule 5.14:

                           (i) each of the Subject Companies is, and at all
                  times since January 1, 1995, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the Subject Companies or any of the assets owned or used by any of the Subject Companies, is subject; and

                           (iii) none of the Subject Companies has received, at
                  any time since January 1, 1995, any written or, to the Knowledge of the Sellers, other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the Subject Companies or any of the assets owned or used by any of the Subject Companies, is or has been subject.

                  5.15 Absence of Certain Changes and Events.

                  Except as set forth in Schedule 5.15, since the date of the Balance Sheet, each of the Subject Companies has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in authorized or issued capital stock of, or other equity interests in, any of the Subject Companies; grant of any stock option or right to purchase shares of capital stock, of or other equity interests in, any of the Subject Companies; issuance of any security convertible into such capital stock or other equity interests; grant of any registration rights; purchase, redemption, retirement or other acquisition by any of the Subject Companies of any shares of any such capital stock or other equity interests; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity interests;

                  (b) amendment to the Organizational Documents of any of the Subject Companies;

                  (c) payment or increase by any of the Subject Companies of any bonuses, salaries, or other compensation to any stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any of the Subject Companies;

                  (e) damage to or destruction or loss of any asset or property of any of the Subject Companies, whether or not covered by insurance, that would have a Material Adverse Effect on any of the Subject Companies;

                  (f) entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to any of the Subject Companies of at least $10,000;

                  (g) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any material asset or property of any of the Subject Companies or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of any of the Subject Companies, including the sale, lease or other disposition of any of the Intellectual Property Assets;

                  (h) delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

                  (i) accrual of any expenses except for such accruals in the Ordinary Course of Business;

                  (j) capital expenditures in excess of $10,000;

                  (k) cancellation or waiver of any claims or rights with a value to any of the Subject Companies in excess of $10,000;

                  (l) any payment, discharge or satisfaction of any Liability by any Subject Company, other than the payment, discharge or satisfaction of Liabilities, in the Ordinary Course of Business;

                  (m) incurrence of or increase in, any Liability, except in the Ordinary Course of Business, or any deferred payment of or failure to pay when due, any Liability;

                  (n) material change in the accounting methods used by any of the Subject Companies;

                  (o) material disagreement or dispute with any key employee with respect to compensation, equity ownership, duties or authority; or

                  (p) agreement, whether oral or written, by any of the Subject Companies to do any of the foregoing.

                  5 . 16  Contracts; No Defaults.

                  (a) Schedule 5.16 contains a complete and accurate list, and the Sellers have made available to the Purchaser true and complete copies, of:

                           (i) each written Applicable Contract that involves
                  performance of services or delivery of goods by any of the Subject Companies of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000;

                           (ii) each Applicable Contract that involves
                  performance of services or delivery of goods or materials to any of the Subject Companies of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $20,000;

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business and that involves expenditures of any of the Subject Companies, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000, or receipts of any of the Subject Companies, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $20,000;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement, and other Applicable Contract of any of the Subject Companies affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
                  Contract of any of the Subject Companies with respect to patents, trademarks, copyrights or other intellectual property, except agreements with current or former employees, regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Applicable Contract of any of the Subject Companies to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

                           (vii) each joint venture, partnership and other
                  Applicable Contract of any of the Subject Companies (however named) involving a sharing of profits, losses, costs or liabilities by any of the Subject Companies with any other Person;

                           (viii) each Applicable Contract of any of the Subject
                  Companies containing covenants that in any way purport to restrict the business activity of any of the Subject Companies or any Affiliate of any of the Subject Companies or limit the freedom of any of the Subject Companies or any Affiliate of any of the Subject Companies to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract of any of the Subject
                  Companies providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently
                  effective and outstanding;

                           (xi) each Applicable Contract entered into other than
                  in the Ordinary Course of Business that contains or provides for an express undertaking by any of the Subject Companies to be responsible for consequential damages;

                           (xii) each Applicable Contract of any of the Subject
                  Companies for capital expenditures in excess of $10,000;

                           (xiii) each Applicable Contract which, to the
                  Knowledge of the Sellers, will result in a material loss to the Subject Companies;

                           (xiv) each Applicable Contract between a Subject
                  Company and its former or current stockholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by the Purchaser);

                           (xv) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance extended by any of the Subject Companies other than in the Ordinary Course of Business; and

                           (xvi) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

                  Schedule 5.16 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of any of the Subject Companies under the Contracts, and the place where details relating to the Contracts are located.

                  (b) Except as set forth in Schedule 5.16, no officer, director, agent, employee, consultant or contractor of any of the Subject Companies is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of any of the Subject Companies or
         (B) assign to any of the Subject Companies or to any other Person any rights to any invention, improvement or discovery.

                  (c) Except as set forth in Schedule 5.16, each Contract identified or required to be identified in Schedule 5.16 is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Schedule 5.16:

                           (i) each of the Subject Companies is, and at all
                  times since January 1, 1995, has been, in compliance with all material terms and requirements of each material Contract under which any of the Subject Companies has or had any obligation or Liability or by which any of the Subject Companies or any of the assets owned or used by any of the Subject Companies is or was bound;

                           (ii) each other Person that has or had any obligation
                  or Liability under any material Contract under which any of the Subject Companies has or had any rights is, and at all times since January 1, 1995 has been, in compliance with all material terms and requirements of such Contract;

                           (iii) to the Knowledge of the Sellers, no event has
                  occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any of the Subject Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

                           (iv) neither of the Subject Companies has given to or
                  received from any other Person, at any time since January 1, 1995, any written or, to the Knowledge of the Sellers, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any of the Subject Companies under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Contracts relating to the provision of products or services by the Subject Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  5. 17  Insurance.

                  (a)    The Subject Companies have delivered to the Purchaser:

                           (i) a true and complete list of all policies of
                  insurance to which any of the Subject Companies is a party or under which any of the Subject Companies or any director or officer of any of the Subject Companies, is or has been covered at any time within the three years preceding the date of this Agreement; and

                           (ii) any statement by the auditor of the Financial
                  Statements prepared in connection with such Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b)      Schedule 5.17 describes:

                           (i) any self-insurance arrangement by or affecting
                  any of the Subject Companies, including any reserves established thereunder; and

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by any of the Subject Companies.

                  (c) Schedule 5.17 sets forth, by year, for the current policy year and each of the three preceding policy years:

                           (i) a summary of the loss experience under each
                  policy; and

                           (ii) a statement describing the loss experience for
                  all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d)      Except as set forth in Schedule 5.17:

                           (i) All policies to which any of the Subject
                  Companies is a party or that provide coverage to any of the Subject Companies or any director or officer of any of the Subject Companies:

                                    (l) are valid, outstanding and enforceable;

                                    (2) taken together, provide adequate
                           insurance coverage for the assets and the operations of the Subject Companies for all risks normally insured against by a Person carrying on the same business as any of the Subject Companies;

                                    (3) are sufficient for compliance with all
                           Legal Requirements and Contracts to which any of the Subject Companies is a party or by which it is bound;

                                    (4) will continue in full force and effect
                           following the consummation of the Transactions; and

                                    (5) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of any of the Subject Companies.

                           (ii) neither of the Subject Companies has received
                  (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) To the Knowledge of the Sellers, each of the
                  Subject Companies has given notice to the insurer of all claims that may be insured thereby.

                  5 .18  Environmental Matters .

                  Except as set forth in Schedule 5.18:

                  (a) Each of the Subject Companies is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where such noncompliance or violations would not, individually or in the aggregate, have a Material Adverse Effect on any of the Subject Companies. To the Knowledge of the Sellers, none of the Subject Companies has any basis to expect, nor has it or any other Person for whose conduct any of the Subject Companies is or may be held to be responsible received, any actual or Threatened order or written or other notice or communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which any of the Subject Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Subject Companies or any other Person for whose conduct any of the Subject Companies is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) There are no pending or Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting (i) to the Knowledge of the Sellers, any of the Facilities or (ii) any other properties and assets (whether real, personal or mixed) in which any of the Subject Companies has or had an interest.

                  (c) Neither the Subject Companies nor any other Person for whose conduct any of the Subject Companies is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which any of the Subject Companies has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Subject Companies or any other Person for whose conduct any of the Subject Companies is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither the Subject Companies nor any other Person for whose conduct any of the Subject Companies is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Sellers, with respect to any other properties and assets (whether real, personal or mixed) in which any of the Subject Companies (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) To the Knowledge of the Sellers, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Subject Companies, any other Person for whose conduct any of the Subject Companies is or may be held responsible, or, to the Knowledge of the Sellers, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which any of the Subject Companies has or had an interest.

                  (f) To the Knowledge of the Sellers, there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which any of the Subject Companies has or had an interest, or, to the Knowledge of the Sellers, any geologically or hydrologically adjoining property, whether by the Subject Companies or any other Person.

                  (g) The Subject Companies have delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any of the Subject Companies pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by the Subject Companies or any other Person for whose conduct it is or may be held responsible with Environmental Laws.

                  5.19 Labor Relations; Compliance: Employees. Except as set forth in Schedule 5.19, since January 1, 1995, neither of the Subject Companies has been nor is a party to any collective bargaining or other labor Contract. Except as set forth in Schedule 5.19, since January 1, 1995, there has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting any of the Subject Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting any of the Subject Companies or their respective premises or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of the Subject Companies, and no such action is contemplated by any of the Subject Companies. Except as set forth in Schedule 5.19, the Subject Companies have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth in Schedule 5.19, none of the Subject Companies is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
Schedule 5.19 sets forth the names of all Persons employed by any of the Subject Companies who are expected to receive more than $50,000 annualized cash compensation for the 1998 calendar year from any of the Subject Companies (including without limitation, salary, commission and bonus) and who are expected to be employed by any of the Subject Companies on the Closing Date. Except as set forth in Schedule 5.19, neither of the Subject Companies has entered into any severance or similar arrangement in respect of any personnel that provides for any obligation (absolute or contingent) of any of the Subject Companies or any other Person to make any payment to any such personnel following termination of employment.

                  5.20  Intellectual Property.

                  (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                           (i) the name "NPS" and all fictional business names,
                  trade names, registered and unregistered trademarks, service marks and applications owned by, used by or licensed to any of the Subject Companies (collectively, "the Marks");

                           (ii) all of the patents, patent applications and
                  inventions and discoveries that may be patentable of any of the Subject Companies (collectively, "the Patents");

                           (iii) all of the copyright rights in both published
                  works and unpublished works of any of the Subject Companies (collectively, "the Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used or licensed by any of the Subject Companies as licensee or licensor (collectively, "the Trade Secrets").

                  (b) Agreements. Schedule 5.20 contains a complete and accurate list and summary description, including any royalties paid or received by any of the Subject Companies, of all Contracts relating to the Intellectual Property Assets to which any of the Subject Companies is a party or by which any of the Subject Companies is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which any of the Subject Companies is the licensee. There are no outstanding and, to the Knowledge of the Sellers, no Threatened disputes or disagreements with respect to any such contract.

                  (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the business of any of the Subject Companies as it is currently conducted.

                  (d) Patents. None of the Subject Companies has been issued any Patents or has any Patents pending No process or know-how used by any of the Subject Companies is known to infringe or is alleged to infringe any patent or other proprietary right of any other Person.

                  (e) Trademarks.

                           (i) Schedule 5.20 contains a complete and accurate
                  list and summary description of all the Marks of the Subject Companies. Except as set forth in Schedule 5.20, the Subject Companies are the owners of such right, title and interest in and to each of the Marks as is necessary to conduct the business of the Subject Companies, free and clear of all liens, security interests, charges, Encumbrances, equities and other adverse claims.

                           (ii) Except as set forth in Schedule 5.20, all the
                  Marks of the Subject Companies that have been registered with the United States Patent and Trademark Office are, to the Knowledge of the Sellers, currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing.

                           (iii) Except as set forth in Schedule 5.20, no Mark
                  of the Subject Companies has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Sellers, no such action is Threatened with the respect to any of the Marks of the Subject Companies.

                           (iv) Except as set forth in Schedule 5.20, to the
                  Knowledge of the Sellers, there is no potentially interfering trademark or trademark application of any third party.

                           (v) Except as set forth in Schedule 5.20, no Mark of
                  any Subject Company is infringed or, to the Knowledge of the Sellers, has been challenged or threatened in any way. None of the Marks of the Subject Companies used by any of the Subject Companies is known to infringe or is alleged to infringe any trade name, trademark or service mark of any third party.

                  (f) Copyrights.

                           (i) Schedule 5.20 contains a complete and accurate
                  list and summary description of all the Copyrights of the Subject Companies. The Subject Companies are the owners of such right, title and interest in and to each of the Copyrights as is necessary to conduct the business of the Subject Companies, free and clear of all material liens, security interests, charges, Encumbrances, equities and other adverse claims.

                           (ii) All the material Copyrights of the Subject
                  Companies that have been registered are currently in compliance with formal legal requirements, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                           (iii) No Copyright of the Subject Companies is
                  infringed or, to the Knowledge of the Sellers, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights of the Subject Companies is known to infringe or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (g) Trade Secrets. None of the Subject Companies has any Trade Secrets and no Trade Secrets are necessary or currently used by any of the Subject Companies to conduct its business as it is presently conducted.

                  5.21 Certain Payments. To the knowledge of the Sellers, since January 1, 1995, none of the Subject Companies, nor any director, officer, agent or employee of any of the Subject Companies or any other Person affiliated with or acting for or on behalf of any of the Subject Companies, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Subject Companies or any Affiliate of any of the Subject Companies or (iv) in violation of any Legal Requirement or
(b) established or maintained any fund or asset that has not been recorded in the books and records of any of the Subject Companies.

                  5.22 No Other Agreements to Sell Assets or Capital Stock of any of the Subject Companies. None of the Subject Companies, nor any officers, directors or Affiliates of the Subject Companies have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of the capital stock or other equity interests of any of the Subject Companies, to effect any merger, consolidation, liquidation, dissolution or other reorganization of any of the Subject Companies, to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                  5.23 Relationships with Related Persons. Except as set forth in Schedule 5.23, none of the Subject Companies, nor any of their respective Related Persons is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with any of the Subject Companies other than business dealings or transactions conducted in the Ordinary Course of Business with any of the Subject Companies at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with any of the Subject Companies with respect to any line of the products or services of any of the Subject Companies in any market presently served by any of the Subject Companies, except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 5.23, no Related Person of any of the Subject Companies is a party to any Contract with, or has any claim or right against, any of the Subject Companies.

                  5.24 Customers and Suppliers. Schedule 5.24 contains a complete and accurate list of the twenty (20) largest suppliers and twenty (20) largest customers of the Subject Companies during the last fiscal year, showing the approximate total purchases by the Subject Companies from each such supplier during such fiscal year and the total sales by the Subject Companies to each such customer during such fiscal year. Since the date of the Balance Sheet, there has been no adverse change in the business relationship with any supplier or customer named in Schedule 5.24 and no threat or indication that any such change is reasonably foreseeable.

                  5.25 Bank Accounts. Schedule 5.25 sets forth an accurate and complete list showing the name and address of each bank in which any of the Subject Companies has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

                  5.26 Brokers and Finders; Advisors. Neither the Sellers nor any of the Subject Companies nor their respective agents have incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Sellers agree to indemnify the Purchaser and the Subject Companies against and to hold the Purchaser and the Subject Companies harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Purchaser or the Subject Companies by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of any of the Subject Companies, the Sellers or any of their respective Affiliates.

                  5.27 Disclosure. No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the Sellers as follows:

                  6.1 Organization of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to own, lease and operate its properties and to carry on its business in the manner in which such business is now being conducted, to own the Stock being acquired in the Acquisition pursuant to this Agreement and to enter into and perform its obligations under this Agreement.

                  6.2 Corporate Authority and Ability. All requisite corporate authorizations for the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been obtained. No further corporate action shall be necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement or the consummation of the Transactions.

                  6.3  Authorization: No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Upon the execution and delivery by the Purchaser of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of the

         Purchaser, enforceable against the Purchaser in accordance with their respective terms, except where such enforceability may be limited by
         (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

                  (b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation or performance of any of the Transactions by the Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to: (i) any provision of the Purchaser's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser; (iii) any Legal Requirement or Order to which the Purchaser may be subject; or (iv) any Contract to which the Purchaser is a party or by which the Purchaser may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Purchaser. Except as set forth in Schedule 6.3, the Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

                  6.4 Proceedings. There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Purchaser's knowledge, no such Proceeding has been Threatened.

                  6.5 Investment. The Purchaser is purchasing the Stock for its own account for investment, without a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                  6.6 Brokers or Finders. The Purchaser and its respective officers and agents have incurred no obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through the Purchaser as a result of the action of the Purchaser or its respective officers or agents.

                  6.7 Disclosure. No representation or warranty of the Purchaser in this Agreement and no statement in Schedule 6.2 omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. The copies of the charter documents and bylaws of the Purchaser delivered to the Sellers prior to the Closing shall be true, correct and complete.

                                   ARTICLE VII

              ACTIONS OF THE SELLERS, AND THE PURCHASER BEFORE AND
                             AFTER THE CLOSING DATE

                  Each of the Sellers and the Purchaser covenant and agree with each other as follows:

                  7.1 Access and Investigation. Between the date of this Agreement and the Closing, the Sellers will (a) afford the Purchaser and its Representatives and prospective lenders and their Representatives (collectively, "Advisors") full and free access to the Subject Companies' personnel, properties, Contracts, books and records and other documents and data, (b) furnish the Purchaser and its Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request and (c) furnish the Purchaser and its Advisors with such additional financial, operating and other data and information as they may reasonably request.

                  7.2 Operation of Business. Between the date of this Agreement and the Closing, the Sellers will cause each of the Subject Companies to:

                  (a) conduct its business only in the Ordinary Course of Business;

                  (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

                  (c) confer with the Purchaser and its Advisors concerning operational matters of a material nature; and

                  (d) otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.

                  7.3 Negative Covenants.

                  (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Subject Companies and the Sellers will not, without the prior consent of the Purchaser, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.15 is likely to occur.

                  7.4 Required Approvals.

                  As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions

(including all filings under the HSR Act, if any). Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedules 5.2 or 6.2 (including taking all actions requested to cause early termination of any applicable waiting period under the HSR Act).

                  7.5 Notification.

Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any Breach of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

                  7.6  No Negotiation.

                  Until thirty (30) days from the date hereof or unless this Agreement is earlier terminated pursuant to Article XI, neither the Subject Companies nor the Sellers nor any of their respective Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Purchaser) relating to any transaction involving the sale of all or a substantial portion of its business or assets of any of the Subject Companies or any of their capital stock or other equity interests or any merger, consolidation, business combination or similar transaction involving any of the Subject Companies (each such transaction referred to herein as a "Proposed Acquisition Transaction"). The Subject Companies and the Sellers will immediately notify the Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made or any information is requested with respect to any Proposed Acquisition Transaction and notify the Purchaser of the terms of any proposal which they or their respective Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party. The Subject Companies and the Sellers shall also provide the Purchaser with a copy of any offer.

                  7.7 New Office Organization and Related Cooperation. Following the Closing, Sellers and Purchaser agree to openly communicate and cooperate with one another in connection with the selection of New Office locations and the negotiation of appropriate terms, conditions and covenants to be contained in New Office Leases. Purchaser agrees to provide the Subject Companies, in a timely manner, appropriate funds for the payment of organizational and operating expenses pursuant to the Budget and to cause the Subject Companies to use best efforts to provide employees for the locating, organizing, staffing and operating each New Office in the manner consistent with the mutual benefit to be derived by Sellers and the Subject Companies from the organization and operation of the New Offices and the reasonable needs of the Subject Companies with respect to the staffing and operation of their existing offices. The provision of operating funds and employees of the Subject Companies shall be provided in a manner consistent with the Budget.

                  Staffing business that is not New Business and is not with New Clients shall continue to be serviced from the existing office which currently services the business for a period of not less than 12 months following the Closing Date.

                  7.8 Purchaser's Payment of Deferred Compensation Liability. On the first business day after the Closing Date, the Purchaser will pay to the obligee thereof the amount of the Deferred Compensation Liablity as set forth in the Sellers' Certificate delivered pursuant to Section 4.2(g)(iv) hereof.


                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

                  The Purchaser's obligation to pay the Consideration and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

                  8.1 Accuracy of Representations. All of the representations and warranties of the Sellers in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing.

                  8.2  Sellers' and Subject Companies' Performance.

                  (a) All of the covenants and obligations that the Sellers and the Subject Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) The Sellers and the Subject Companies must have delivered each of the documents required to be delivered by the Sellers and the Subject Companies pursuant to Section 4.2.

                  8.3 Consents. Each of the Consents identified in Schedule 5.2 must have been obtained and must be in full force and effect.

                  8.4  Additional Documents.

                  Sellers must have delivered to the Purchaser such documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Sellers, (ii) evidencing the performance by the Subject Companies and the Sellers, or the compliance by the Subject Companies and the Sellers with, any covenant or obligation required to be performed or complied with by the Subject Companies and the Sellers, (iii) evidencing the satisfaction of any condition referred to in this Article VIII or
(iv) otherwise facilitating the consummation of any of the Transactions.

                  8.5 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Subject Companies, or (b) is entitled to all or any portion of the Consideration payable for the Stock.

                                   ARTICLE IX

                        CONDITIONS PRECEDENT TO SELLERS'
                               OBLIGATION TO CLOSE

                  The Sellers' obligation to sell the Stock in exchange for the Consideration and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

                  9.1 Accuracy of Representations. All of the representations and warranties of the Purchaser in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing.

                  9.2  The Purchaser's Performance.

                  (a) All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered by the Purchaser pursuant to Section 4.2 must have been delivered.

                  9.3 Consents. Each of the Consents identified in Schedule 6.2 must have been obtained and must be in full force and effect.

                  9.4  Additional Documents.

                  The Purchaser must have delivered to the Sellers such documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Purchaser's representations and warranties,
(ii) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (iii) evidencing the satisfaction of any condition referred to in this Article IX or (iv) otherwise facilitating the consummation or performance of any of the Transactions.


                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

                  10.1 Survival of Representations. Etc. The representations and warranties of the Sellers and the Purchaser contained herein shall survive until two (2) years after the Closing; provided, however, that the representations and warranties contained in Section 5.10, Section 5.12 and Section 5.18 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

                  10.2  Indemnifications.

                  (a) By the Sellers. The Sellers shall indemnify, save and hold harmless the Purchaser and its Affiliates and Subsidiaries and each of their respective Representatives (individually, a Seller Indemnified Party, and collectively, the "Seller Indemnified Parties"), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation losses in connection with workers compensation claims, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty (including, but not limited to, the representations and warranties contained in Section 5.10) made by the Sellers in this Agreement; (ii) any Breach of any covenant or agreement made by the Sellers in this Agreement or any certificate delivered by the Seller at the Closing; or (iii) any products or services provided by any of the Subject Companies prior to the Closing.

                  The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by any Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article X shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.

                  (b) By Purchaser. Purchaser shall indemnify, save and hold harmless the Sellers and their respective Affiliates and Representatives (the "Purchaser Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty made by the Purchaser in this Agreement; or (ii) any Breach of any covenant or agreement made by the Purchaser in this Agreement.

                  (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation their attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                  (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an indemnified party hereunder against the indemnifying party, the indemnified party shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of their indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at the indemnifying party's own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

                  If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or Judgment.

                  (e) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity). Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                  (f) Limitation on Indemnity/Commitments.

                           (i) The indemnification obligation of the Sellers and
                  the Purchaser with respect to any Breach of any representation or warranty pursuant to Section 10.2(a)(i) or (b)(i) shall be limited to Claims for Damages made prior to the last date of survival thereof referred to in Section 10.1. The indemnification obligation of the Sellers and the Purchaser with respect to any Breach of any covenant or agreement pursuant to Section 10.2(a)(ii) or (b)(ii) shall survive indefinitely subject to the terms of this Agreement.

                           (ii) The Seller Indemnified Parties may not recover
                  Damages from the Sellers pursuant to Section 10.2(a)(i) or 10.3(a)(iii) until the aggregate amount of Damages relating to such Claims for which the Indemnified Parties, in the aggregate, are entitled to indemnification under Section 10.2(a)(i) or 10.3(a)(iii) exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold"); provided, however, in the event that the aggregate amount of Damages for which the Indemnified Parties are seeking indemnification under Section 10.2(a)(i) or 10.3(a)(iii) exceeds such amount, the Indemnified Parties may recover the full amount of such Damages. Except as provided in Section 10.2(e)(iii), the maximum amount of Damages for which the Sellers shall be liable pursuant to this Section 10.2 shall be Two Million Dollars ($2,000,000). The Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

                           (iii) The maximum damages limitations in Section
                  10.2(f) (ii) shall not apply to any Damages incurred in connection with, arising out of, or resulting from any Breach of any representation or warranty made by the Sellers in Sections 5.3, 5.10, 5.11, 5.12 and 5.18.

                           (iv) The Purchaser Indemnified Parties may not
                  recover Damages from the Purchaser pursuant to Section 10.2(b)(i) until the aggregate amount of Damages for which the Purchaser Indemnified Parties, in the aggregate, are entitled to indemnification exceeds the Threshold; provided, however, in the event that the aggregate amount of Damages for which the Purchaser Indemnified Parties are seeking indemnification under Section 10.2(b)(i) exceeds such amount, the Purchaser Indemnified Parties may recover the full amount of such Damages. Notwithstanding the foregoing, the maximum aggregate amount of Damages for which the Purchaser shall be liable pursuant to this Section 10.2 shall be an amount equal to Two Million Dollars ($2,000,000). The Purchaser Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

                  (v) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of an indemnified party in respect of any Claim made by such indemnified party received by the Sellers prior to the expiration of the applicable survival period provided herein.

                  10.3  Tax.

                  (a) Tax Indemnification. Except for Taxes that are reserved for on the Closing Balance Sheet, the Sellers shall be responsible for and pay and shall jointly and severally indemnify and hold harmless the Purchaser and each of the Subject Companies (and each of their respective affiliates, successors and assigns) from and against (i) all Taxes imposed on any of the Subject Companies, or for which any of the Subject Companies is liable, with respect to (A) all periods ending on or prior to the Closing Date or (B) any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"), (ii) any costs or expenses (other than the time of employees of the Subject Companies and advisory fees and facilitating fees associated with a federal income tax audit of a Tax Return for a period ending on or prior to the Closing Date or for a Pre-Closing Partial Period) with respect to the Taxes indemnified hereunder and (iii) advisory fees and facilitating fees with respect to a federal income tax audit for a period ending on or prior to the Closing Date or for a Pre-Closing Partial Period. For purposes of this Section 10.3(a), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to any period (or portion thereof) ending after the Closing Date, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period (or portion thereof) ending on or before the Closing Date.

                  (b) Straddle Periods. Any Taxes with respect to any Subject Company that relate to a Tax period beginning on or before the Closing Date and ending after the Closing Date (a "Straddle Period") shall be apportioned between the Pre-Closing Partial Period and the portion of such Straddle Period beginning on the day after the Closing Date (the "Post-Closing Partial Period"), as determined from the Books and Records of such Subject Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of each Subject Company. The Purchaser shall cause each Subject Company to file any Tax Returns for any Straddle Period, and the Purchaser shall pay all Taxes shown as due on any such Tax Returns. The Sellers shall pay the Purchaser all such Taxes apportioned to the Pre-Closing Partial Period (to the extent not paid by any Subject Company prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet) due pursuant to the filing of any such Tax Returns under the provisions of this Section 10.3(b) within fifteen (15) business days of receipt of notice of such filing by the Purchaser, which notice shall set forth in reasonable detail the calculations regarding the Sellers' share of such Taxes.

                  (c) Refunds. The Purchaser agrees to assign and promptly remit (and to cause each Subject Company to assign and promptly remit) all refunds (including interest thereon) net of any Tax effect to the Purchaser or any Subject Company, received by the Purchaser or any Subject Company of any Taxes for which the Sellers have indemnified the Purchaser or any Subject Company hereunder; provided, however, that the Purchaser shall be entitled to the portion of any refund resulting from a carryback (including carrybacks to periods ending on or prior to the Closing Date) of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period ending after the Closing Date or in any Post-Closing Partial Period.

                  (d) Tax Returns for Pre-Closing Periods. The Sellers shall prepare or cause to be prepared, and timely file or cause to be filed, all Tax Returns (except for any 1998 partial year Tax Return for the Subject Companies arising from an election of the Purchaser ) of any Subject Company for all taxable periods of such Subject Company ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns. With respect to any Tax Return of the Subject Companies for a 1998 partial year period ending on or prior to the Closing Date, Sellers shall pay or cause to be paid all taxes due with respect to such period as determined from the Books and Records of the Subject Companies for such period (to the extent not paid by any Subject Company prior to the Closing Date or accrued or otherwise reflected as a Liability on the Closing Balance Sheet). With respect to any such Tax Returns for income Taxes required to be filed by the Sellers and not required to be filed before the Closing Date, the Sellers shall provide the Purchaser and its authorized Representatives with copies of any such completed Tax Return at least twenty (20) business days prior to the due date for filing of such Tax Return and the Purchaser and its Representatives shall have the right to review such Tax Return prior to the filing of such Tax Return. Sellers and the Purchaser agree to consult and resolve in good faith any issues arising as a result of such review.

                  (e) Other Matters. The Purchaser shall promptly notify the Sellers in writing upon receipt by the Purchaser or any Affiliate of the Purchaser of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any Subject Company and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or any Affiliate of the Purchaser which may affect the Tax

         Liabilities of any Subject Company with respect to any period ending on or before the Closing Date, or any Pre-Closing Partial Period. The Sellers shall promptly notify the Purchaser in writing upon receipt by the Sellers or any affiliate of the Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of any Subject Company.

                  The Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving any Subject Company for periods beginning before the Closing Date and each may participate at its own expense, provided that the Sellers shall have the right to control the conduct of any such audit or proceeding for which the Sellers (i) agree that any resulting Tax is covered by the indemnity provided in Section 10.3(a) of this Agreement and (ii) demonstrate to the Purchaser their ability to make such indemnity payment. Notwithstanding the foregoing, neither the Purchaser nor the Sellers may settle or otherwise resolve any such claim, suit or proceeding without the consent of the other party, such consent not to be unreasonably withheld.

                  After the Closing Date, the Purchaser and the Sellers shall make available to the other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of any Subject Company and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by law. The Purchaser and the Sellers shall also make available to each other as reasonably requested by the Purchaser or the Sellers, as the case may be, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such necessary action.

                  All sales, value added, use, state or local transfer and gains Taxes, registration, stamp and similar Taxes imposed in connection with the Transactions shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

                  Any payments made to the Sellers, any Subject Company or the Purchaser pursuant to this Article X shall constitute an adjustment of the Consideration for Tax purposes and shall be treated as such by the Purchaser and the Sellers on their Tax Returns to the extent permitted by law.

                  All Tax sharing or similar agreements, if any, to which any Subject Company is a party will be canceled at or prior to the Closing and neither the Purchaser nor any Subject Company shall have any obligation under any such agreement.

                                   ARTICLE XI

                                   TERMINATION

                  11.1  Termination Events.

                  This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by the Sellers, on the one hand, or by the Purchaser on the other hand, if a Breach of any provision of this Agreement having a Material Adverse Effect or representing a Material Adverse Change has been committed by the other party or its Affiliates and such Breach has not been expressly waived in writing;

                  (b) (i) by the Purchaser if any of the conditions in Article VIII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with their respective obligations under this Agreement) and the Purchaser has not expressly waived such condition in writing on or before the Closing; or (ii) by the Sellers, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers or the Subject Companies to comply with its obligations under this Agreement) and the Sellers have not expressly waived such condition in writing on or before the Closing;

                  (c) by mutual consent of Purchaser and the Sellers; or

                  (d) by either the Purchaser or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 23, 1998 (the "Closing Date"), or such later date as the Parties may agree upon.

                  11.2     Effect of Termination.

                  Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 10.2, 10.3, 12.6, 12.9 and 12.10 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that the Purchaser may, without such consent, assign all such rights to any lender as collateral security Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Purchaser, addressed to such Purchaser at:

                           William W. Wilkinson
                           Corporate Staffing Resources, Inc.
                           100 E. Wayne Street, Suite 100
                           One Michiana Square
                           South Bend, IN 46601
                           Telephone: (219) 233-8209
                           Telecopy: (219) 280-2661

                  with a copy to:

                           Philip L. Carson, Esq.
                           Miller Carson Boxberger & Murphy LLP
                           1400 One Summit Square
                           Fort Wayne, IN 46802-3173
                           Telephone: (219) 423-9411
                           Telecopy: (219) 423-4329

                  If to either of the Sellers, addressed to such Seller at:


                           Richard D. Niermann
                           5625 Bahia Mar Circle
                           Stone Mountain, GA 30087

                  With a copy to:

                           Robert G. Aitkens, Esq.
                           Aitkens & Aitkens, P.C.
                           1827 Powers Ferry Road
                           Building One, Suite 100
                           Atlanta, GA 30339
                           Telephone: (770) 952-4000
                           Telecopy: (770) 952-4015


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  12.3 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                  12.4 Entire Agreement: Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.6 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions (it being understood that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party); provided, however, that the Purchaser will pay for the expense of the combined audit of the Subject Companies for the 12-month period ended October 31, 1997, in an amount not exceeding $17,000, irrespective of whether the Transactions are closed or terminated pursuant to the terms of Section 11.1.

                  12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  12.9 Publicity. Except as required by law, none of the Purchaser, the Subject Companies nor the Sellers shall issue any press release or make any public statement regarding this Agreement and the Transactions, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Purchaser may, without the consent of the Sellers, issue or make an appropriate press release or public announcement after the Closing.

                  12.10    Confidential Information.

                  (a) No Disclosure. The parties acknowledge that the Transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates or as required by law, until such time as the parties make a public announcement regarding the Transaction as provided in Section 12.9.

                  (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, the Purchaser acknowledges that it will have access to confidential and proprietary information relating to the Subject Companies and the Sellers acknowledge that they will have access to confidential information relating to the Purchaser and its Affiliates, in each case, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Sellers and the Subject Companies or the Purchaser, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the

         Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

                  (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

                  (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions.

                  (e) If one party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                  12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

                  12.12 Arbitration. In the event there shall be a dispute among the parties arising out of or relating to this Agreement or the breach thereof, other than Section 2.2(c), Section 2.3 or Article III, the parties agree that such dispute shall be resolved by final and binding arbitration in Nashville, Tennessee administered by the American Arbitration Association ("AAA"), in accordance with AAA's Commercial Arbitration Rules then in effect. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized under the Federal Rules of Civil Procedure. The Purchaser and the Sellers shall each bear their own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration and the Purchaser and the Sellers shall each bear one-half of the arbitrator's fees and expenses; provided, however, that the arbitral award shall allocate such fees and expenses of counsel, accountants, other advisers and the arbitrator according to the relevant success of the Purchaser and the Sellers in the arbitration, as determined by the arbitrator. The arbitrator shall award an amount equal to the actual monetary damages suffered which may include interest costs. Any award issued as a result of such arbitration shall be final and binding between the parties and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

                  12.13 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation under this Agreement.

                  12.14 Additional Survival. In addition to the survival of representations and warranties and other provisions referenced in Section 10.1 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the Sellers and the Purchaser contained in Sections 2.1, 2.2, 4.2, 4.3, 12.6, 12.9 and 12.10 and in Article III and Article X of this Agreement shall survive the Closing Date indefinitely.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                    PURCHASER:

                                    Corporate Staffing Resources, Inc.

                                    /s/ William W. Wilkinson
                                    --------------------------------
                                    By: William W. Wilkinson
                                    Its: Chairman of the Board & Chief Executive
                                    Officer



                                    SELLERS:

                                    /s/ Richard Niermann
                                    --------------------------
                                    Richard Niermann

                                    /s/ Mary Ann Niermann
                                    --------------------------
                                    Mary Ann Niermann

                                  SCHEDULE 2.1

Target Stock
150 shares of Common Stock issued and outstanding William W. Wilkinson owns 75 shares of Common Stock William J. Wilkinson owns 75 shares of Common Stock

Sold Stock
Sold Stock equals 120 shares of Common Stock of Target William W. Wilkinson owns 60 shares of Sold Stock William J. Wilkinson owns 60 shares of Sold Stock

Contributed Stock
Contributed Stock equals 30 shares of Common Stock of Target William W. Wilkinson owns 15 shares of Contributed Stock William J. Wilkinson owns 15 shares of Contributed Stock

LLC Interests
LLC Interests equals 2 Units in Corporate Staffing Resources LLC William W. Wilkinson owns 1 Unit William J. Wilkinson owns 1 Unit

                                  SCHEDULE 2.2

                  Each of the Sellers will receive 50% of each of the Consideration, the Present Shares, the 1997 Shares, the 1998 Shares and the Cash Portion.

                  All of the Consideration except for $200,000 will be allocated to the Shares. $200,000 of the Consideration will be allocated to the LLC Interests.

                                  SCHEDULE 6.2

                  NONE.

                                  SCHEDULE 6.3

                  See attached.

1. The capitalization of CSR, Inc., a Delaware Corporation ("Newco A") consists of 1,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value, of which 110,000 shares of common stock and 110,000 shares of preferred stock are issued and outstanding (upon consummation of the acquisition).

         The owners of the outstanding shares and their respective ownership are:

                  William W. Wilkinson and William J. Wilkinson (collectively "The Wilkinsons"): 22,000 shares of common stock and 22,000 shares of preferred stock.

                  ING (U.S.) Capital Corporation: 4,800 shares of common stock and 4,800 shares of preferred stock.

                  IPP97: 83,200 shares of common stock and 83,200 shares of preferred stock.

                  No person owns any option, warrant or other right to acquire any capital stock of Newco A except ING (U.S.) Capital Corporation. The Company, following the Closing, will adopt a stock incentive plan for the employees of the Company and its Subsidiaries. Pursuant to Article 2 of the Acquisition Agreement, the Company may issue further shares of common stock to The Wilkinsons.

2. The capitalization of CSR Acquisition Corp. ("Newco B") consists of 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding. Immediately following the Closing, Newco B will merge with Corporate Staffing Resources, Inc., an Indiana Corporation ("Holdings").

         The owners of the outstanding shares and their respective ownership are:

                  Newco A: 100 shares.

                  No person owns any option, warrant or other right to acquire any capital stock of Newco B.